Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated May 30, 2023,

by and among

KAIVAL BRANDS INNOVATIONS GROUP, INC.,

KAIVAL LABS, INC.

and

GOFIRE, INC.

ARTICLE V. INDEMNIFICATION		23

5.1	Survival	23
5.2	Indemnification by the Seller	23
5.3	Indemnification by the Buyer	23
5.4	Limitations on Indemnification	23
5.5	Tax Treatment of Indemnity Payments	24
5.6	Notice of Claims	24
5.7	Third Party Claims	25
5.8	Other Limitations	25
5.9	Determination of Damages	26
5.10	Payments of Damages.	26

ARTICLE VI. MISCELLANEOUS		27

6.1	Expenses of the Transaction	27
6.2	Notices	27
6.3	Amendment and Waiver	28
6.4	Entire Agreement	28
6.5	Severability	28
6.6	Specific Performance	28
6.7	Assignment	29
6.8	Governing Law; Jurisdiction	29
6.9	Headings; References	29
6.10	Waiver of Jury Trial	29
6.11	Interpretation	30
6.12	Schedules	30
6.13	Representation by Counsel	30
6.14	Construction	30
6.15	Third Parties	30
6.16	Counterparts	30

APPENDICES

APPENDIX A. DEFINITIONS	A-1

APPENDIX B. SELLER DISCLOSURE SCHEDULES	B-1

APPENDIX C. BUYER DISCLOSURE SCHEDULES	C-1

APPENDIX D. ALLOCATION SCHEDULE	D-1

EXHIBITS

EXHIBIT A	Bill of Sale

EXHIBIT B	Intellectual Property Assignment Agreement

EXHIBIT C	Escrow Agreement

EXHIBIT D	Non-Competition Agreement

EXHIBIT E	Certification of Designation

EXHIBIT F	Form of Warrant

EXHIBIT G	Non-Foreign Affidavit

EXHIBIT H	Charter Amendment of the Seller

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 30, 2023, by and among Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Buyer”), Kaival Labs, Inc., a Delaware corporation (“Kaival Labs”), and GoFire, Inc., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of developing proprietary drug delivery devices focusing on inhalation devices with applications in the consumer and pharmaceutical industries (the “Business”);

WHEREAS, the Buyer desires to purchase and acquire from the Seller, and the Seller desires to sell and transfer to the Buyer the intellectual property assets of the Seller used in the Business listed on Section 1.1 of the Seller Disclosure Schedule, all on the terms and subject to the conditions hereinafter set forth;

WHEREAS, following the Closing (as defined below) the Seller will form a grantor trust (the “Trust”) for the sole purpose of holding, collecting, and managing the Closing Share Consideration (as defined below) payable to the Seller with respect to the Purchased Assets and distributing the assets of the Trust to the Trust’s beneficiaries and after Closing the Seller intends, subject to the satisfaction or waiver of the conditions set forth in Section 4.12, to transfer the Closing Share Consideration to the Trust (the “Trust Transfer”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, as a material inducement to the Buyer to enter into this Agreement, Peter Calfee and John Woodbine (the “Key Employees”) have entered into a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreements”), pursuant to which each such Key Employee has agreed, not to compete with the Business of the Buyer; and

WHEREAS, terms used in this Agreement and not otherwise defined in the body of this Agreement are defined in Appendix A hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

CLOSING; SALE OF PURCHASED ASSETS

1.1           The Closing; Closing Deliverables.

(a)           The closing (the “Closing”) of the transactions contemplated by this Agreement shall be deemed effective at 12:01 a.m. Eastern time (the “Closing Time”) on the date first referenced above (the “Closing Date”).

(b)           Simultaneously with the execution and delivery of counterpart signature pages hereto to each other, the parties have entered into and/or delivered the documentation set forth below:

(i)          the Buyer shall have submitted an application for the listing on the Nasdaq Capital Market of the shares of Common Stock to be issued at Closing under this Agreement, has been notified that such application has been successfully submitted, and has not been contacted by the Nasdaq Capital Market with respect to any compliance issues with respect to such application;

(ii)         the Seller has delivered to the Buyer copies of all required consents set forth on Section 2.3 of the Seller Disclosure Schedule;

(iii)        the Seller has delivered to the Buyer a certificate of an authorized officer of the Seller, dated as of the Closing Date, setting forth: (i) evidence of adoption and approval by the board of directors of the Seller of this Agreement, the Related Documents and the transactions contemplated hereby and thereby; and (ii) the resolutions of the stockholders of the Seller adopting and approving this Agreement and the other transactions contemplated by this Agreement and the Related Documents;

(iv)        the Seller has delivered or made available to the Buyer, in accordance with Section 1.1(b), the Books and Records;

(v)         the Buyer and the Seller have executed and delivered to each other counterpart signatures to the Bill of Sale, in substantially the form attached hereto as Exhibit A;

(vi)        the Buyer and the Seller have executed and delivered to each other counterpart signatures to the Intellectual Property Assignment Agreement, in substantially the form attached as Exhibit B;

(vii)       the Buyer and the Seller have executed and delivered to each other counterpart signatures to the Escrow Agreement, in substantially the form attached as Exhibit C as executed by the Escrow Agent;

(viii)      the Buyer and the Key Employees have executed and delivered to each other counterpart signatures to the Non-Competition Agreement; and

(ix)         the Seller has delivered the Non-Foreign Affidavit, in substantially the form attached as Exhibit G; and

(x)          the Seller shall have pre-cleared its Certificate of Amendment to its Certificate of Incorporation, in substantially the form attached as Exhibit H (the “Charter Amendment”), with the Secretary of State of the State of Delaware and received approval from the Secretary of State of the State of Delaware that the Charter Amendment is acceptable for filing.

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1.2          Sale of Purchased Assets.

(a)           On the terms and subject to the conditions set forth herein, effective as of the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, all of the Seller’s right, title and interest in and to the following assets of the Seller (collectively, the “Purchased Assets”), free and clear of any Liens (other than Permitted Liens):

(i)           all Company Intellectual Property as set forth in Section 1.2(a) of the Seller Disclosure Schedule;

(ii)         copies all books, records, files and materials, other than accounting and financial records, owned by the Seller that relate to any of the Purchased Assets, regardless of form or medium of storage, including, without limitation, licensee files, all visuals and documentations (regardless of form or medium) of current, future and past, patterns, designs, collections, products and samples and all archives related to the foregoing, and copies of litigation files, but not to the extent that the foregoing relate to any of the Excluded Assets or to any communications between Seller and its attorneys relating to (x) the negotiation, execution, and delivery of this Agreement and the transactions contemplated by this Agreement or (y) compliance with co-venturer arrangements (collectively, the “Books and Records”);

(iii)        all brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for Seller in connection with the Business or the Purchased Assets; and

(iv)        all claims and causes of action against third parties relating to the Purchased Assets whether arising by way of counterclaim or otherwise;

provided, that, with respect to the foregoing clauses (ii) and (iii), the Seller shall use commercially reasonable efforts to deliver or make available such Purchased Assets to the Buyer as soon as practicable after the Closing.

(b)          Except for the Purchased Assets, as expressly described in Section 1.2(a), the Buyer is not acquiring and the Seller is not selling any other assets (collectively, the “Excluded Assets”), including, without limitation, the following:

(i)          the intellectual property assets of the Seller used in the Business listed on Section 1.2(b)(i) of the Seller Disclosure Schedule, which include, for the avoidance of doubt, all intellectual property assets of Chronicle;

(ii)         any cash held by the Seller as of the Closing Date;

(iii)        any bank accounts of the Seller;

(iv)        any and all accounts receivable of the Seller arising prior to the Closing Date;

(v)         any real property owned or leased by the Seller;

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(vi)        any Contracts;

(vii)       all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property;

(viii)      the corporate seals, organizational documents, minute books, books of account, accounting, tax and financial records or other records having to do with the organization of the Seller or its members (including without limitation, their tax status);

(ix)         all claims and causes of action against third parties pertaining to facts or circumstances that arose prior to the Closing Date;

(x)          all rights and benefits of the Seller under this Agreement and the Related Documents;

(xi)         any assets (including any rights) resulting from expenses prepaid by or for the benefit of Seller;

(xii)        any security deposits made or held by or for the benefit of Seller; and

(xiii)       any ownership interests in any entities, including without limitation, Chronicle, and any other assets that are not Purchased Assets.

Without limiting the generality of the foregoing, the Buyer is not acquiring or assuming, and the Seller is not selling or assigning, any employment or consulting agreements or any Employee Plans.

(c)          The Purchased Assets shall not include any of the Seller’s assets which would otherwise constitute a part of the Purchased Assets if the assignment or attempted assignment of such assets would be invalid or would constitute a breach of any agreement or commitment to which the Seller is a party or by which the Seller may be bound. Notwithstanding anything in the preceding sentence to the contrary, any such asset that would otherwise constitute part of the Purchased Assets shall be held and/or received by the Seller for the benefit of the Buyer so that to the extent reasonably possible the Buyer will be in substantially the same economic position as if such Purchased Asset had been transferred to the Buyer at the Closing. The sale, conveyance, transfer, assignment and delivery of the Purchased Assets by the Seller to the Buyer hereunder shall be effected by such assignments, transfers of title, bills of sale and other instruments as shall be reasonably requested by the Buyer.

(d)         The Seller and Buyer acknowledge and agree that it is the intent of the Buyer to, at the Closing, cause the transfer of all of the Purchased Assets to its subsidiary, Kaival Labs. Kaival Labs hereby agrees that upon such transfer it shall become a secondary obligor of the Buyer under this Agreement and under the Related Documents, assuming herewith and therewith all of the obligations of the Buyer in the event that the Buyer does not perform such obligations, and the Seller and the Seller Member Group shall have full recourse against Kaival Labs as a secondary obligor hereunder and thereunder.

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1.3          Assumption of Liabilities.

(a)           Notwithstanding anything else contained in this Agreement or in any Related Document, the Buyer shall not assume any Liabilities of the Seller, and will not become liable for and shall not be obligated to pay or satisfy any obligation or liability of the Seller, including, without limitation, those (collectively, the “Excluded Liabilities”):

(i)          arising or accruing under any Contract;

(ii)         arising out of or in connection with Seller’s non-compliance with Laws;

(iii)        arising out of or in connection with investigations or audits of business partners of the Seller or otherwise in connection with Seller’s operation of the Business;

(iv)        arising from, relating to, or existing in connection with the Excluded Assets;

(v)         associated with any Employee Plans maintained by Seller, including, without limitation, any claims by any employees or former employees of the Seller under any Employee Plans maintained by the Seller;

(vi)        with respect to severance Liabilities for all employees and former employees of the Seller;

(vii)       with respect to Taxes, whether or not accrued, assessed or currently due and payable, including any Taxes (i) of the Seller or any of its Affiliates, whether or not such Taxes relate to the Business or the Purchased Assets, (ii) related or attributable to the operation of the Business or the ownership of the Purchased Assets for any period (or portion thereof) ending on or before the Closing Date, or (iii) except as otherwise set forth in Section 4.3(b), arising out of or resulting from the transactions contemplated by this Agreement or the Related Documents;

(viii)      arising or accruing under any Tax sharing, allocation, indemnity or similar agreement of the Seller;

(ix)         with respect to events arising out of or in connection with workers’ compensation claims against the Seller;

(x)         arising out of or in connection with any Action against Seller to the extent it relates to facts or events occurring prior to the Closing Time;

(xi)         for indebtedness of the Seller, including, without limitation, any such Liabilities arising under any credit agreement between the Seller and another Person, including any letter of credit facility, and any indebtedness owed to any member of the Seller; and

(xii)        fees and expenses of the Seller arising out of or in connection with the transactions contemplated by this Agreement and the Related Documents; and

(xiii)      imposed on the Buyer as a result of transferee, successor or similar liability (including bulk sales or similar Laws).

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1.4          Closing Share Consideration; Delivery of Closing Share Consideration. The aggregate consideration payable by the Buyer to the Seller for the sale of the Purchased Assets to the Buyer shall be the Closing Share Consideration. The Closing Share Consideration shall be payable to the Seller at Closing, as follows:

(a)            at the Closing, the Buyer shall deliver the Closing Share Consideration (less the Escrow Amount) via original issue by the Buyer to the Seller, by a copy of irrevocable instructions to the Buyer’s transfer agent to issue the Closing Share Consideration to the Seller. For purposes of this Agreement, “Closing Share Consideration” means 2,000,000 shares (the “Common Shares”) of the Buyer’s common stock, par value $0.001 (the “Common Stock”), 900,000 shares of the Buyer’s Series B convertible preferred stock, par value $0.001 (the “Preferred Shares”), which shall have the rights, preferences and privileges as set forth in a Certificate of Designation, in the form attached hereto as Exhibit E (the “Certificate of Designation”), to be filed with the Delaware Secretary of State on or prior to the Closing, and a warrant to purchase 2,000,000 shares of Common Stock, substantially in the form attached as Exhibit F (the “Warrant”).

(b)           To secure the Seller’s indemnification obligations set forth in Article V of this Agreement, the Escrow Amount shall be deposited into a dedicated securities account (the “Escrow Account”) to be held in escrow with the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement. The Escrow Agreement shall provide that 50% of such Escrow Amount, minus any Escrow Shares not reasonably necessary to satisfy all claims for which notice has been provided in accordance with Article VI (comprising 50% of the Common Shares and 50% of the Preferred Shares) shall be released from the Escrow Account and delivered to the Seller or its designees on the date that is 6 months from the Closing Date, and any remaining Escrow Amount, minus any Escrow Shares reasonably necessary to satisfy all claims for which notice has been provided in accordance with Article V, shall be released from the Escrow Account and delivered to the Seller or its designees on the date that is 18 months from the Closing Date. Any remaining portion of the Escrow Amount, (i) after payment and satisfaction of any and all pending claims or (ii) to the extent such remaining portion is no longer reasonably necessary to satisfy all claims for which notice has been provided in accordance with Article V (either of the circumstances described in (i) or (ii), the “Escrow Release Circumstance”), shall be released to the Seller or its designees promptly and no later than five (5) Business Days after the occurrence of any Escrow Release Circumstance. For purposes of this Agreement, (i) the term “Escrow Shares” shall mean (A) the number of shares of Common Stock equal to the Escrow Share Consideration Value divided by the Per Share Value and (B) the number of shares of Preferred Shares, on an as-if-converted basis, equal to the Escrow Share Consideration Value divided by the Per Share Value, with any fractional shares being rounded to down to the nearest whole share and the remainder disregarded, (ii) “Escrow Share Consideration Value” means the dollar value of any such claim and (iii) “Per Share Value” means a dollar value equal to the volume weighted average sale price of Common Stock for the ten (10) consecutive Trading Days ending on the second to last Trading Day prior to the date of such determination pursuant to the terms of the Escrow Agreement. Notwithstanding the foregoing, in the event that the Buyer does not timely register the shares of Common Stock as provided in Section 4.5(a), the Buyer shall promptly and no later than five (5) Business Days thereafter instruct the Escrow Agent to release all remaining Escrow Shares to the Seller or its designees.

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1.5          Allocation of Closing Share Consideration. The Closing Share Consideration (and all other capitalized costs) shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) and as reasonably agreed to by the Buyer and the Seller using the methodologies set forth in Appendix D hereto (the “Allocation Schedule”). The Buyer, the Seller, and their Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Allocation Schedule. The Buyer and the Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be necessary to prepare such Allocation Schedule. None of the Buyer or the Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable Law.

1.6          Power of Attorney. As of the Closing Time, the Seller shall constitute and appoint the Buyer the true and lawful attorney of the Seller with full power of substitution, in the name of the Seller, or in the name of the Buyer, at the expense of the Buyer and for the benefit of the Buyer, (a) to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets for periods following the Closing Time, to institute and prosecute all actions, suits and proceedings which the Buyer may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all such actions, suits and proceedings in respect of any of the Purchased Assets for periods following the Closing Time, and to do all such reasonable acts and things in relation thereto as the Buyer shall deem advisable and (b) to take all reasonable action which the Buyer may deem proper in order to provide for the Buyer the benefits of or under any of the Purchased Assets for periods following the Closing Time and for which any required consent of a third party to the assignment thereof to the Buyer shall not have been obtained; provided, however, that the Seller shall have no Liability for any such actions taken by the Buyer. The Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including, without limitation, the liquidation or dissolution of the Seller, and that the Buyer shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof. Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by the Buyer. For clarity, none of the rights granted to Buyer pursuant to this Section 1.6 shall endow or entitle the Buyer with or to any rights of access to or control over, or grant any ownership interest in, the Seller’s bank accounts or any other Excluded Assets.

1.7           Actions Simultaneous. All actions to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE
SELLER WITH RESPECT TO THE SELLER

Except as set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as follows as of the Closing Date:

2.1         Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has full power and authority to own or lease all of the assets owned or leased by it. The Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification necessary.

2.2          Authority; Execution and Delivery; Enforceability. The Seller has full legal right, power and authority to execute and deliver this Agreement and each of the Related Documents, to perform its obligations hereunder and under such Related Documents and to consummate the transactions contemplated hereby and by such Related Documents. All acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and such Related Documents have been duly and properly taken. Each of this Agreement and the Related Documents has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

2.3          Non-Contravention. The execution, delivery and performance by the Seller of this Agreement and the Related Documents, the compliance by the Seller with the terms and provisions hereof and thereof and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (a) conflict with or result in any violation by the Seller, under any provision of or result in acceleration, termination, cancellation or modification of, or constitute a default under (as applicable): (i) any provision of the organizational or governing documents of the Seller or any of its Affiliates; or (ii) any Contract, any Order or Law applicable to the Seller or any of the Seller’s properties or assets; or (b) result in the imposition of any Lien (other than Permitted Liens) on the Purchased Assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent or approval of any other Person, is required to be obtained by or on behalf of the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby and by such Related Documents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent or approval of any Person, is required to be obtained by or on behalf of the Seller in connection with the execution, delivery and performance by the Selle of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby and by the Related Documents.

2.4          Title to Assets. The Seller has sole, exclusive, good and valid title to and/or interest in, free and clear of all Liens (other than Permitted Liens), all of the Purchased Assets.

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2.5          Intellectual Property.

(a)          Each item of Intellectual Property is owned solely by the Seller and is free and clear of any Liens (other than Permitted Liens). Each item of Intellectual Property owned by the Seller is valid, subsisting, in full force and effect and, to the Seller’s Knowledge, aside from the normal course of patent prosecution for all pending U.S. and foreign patent applications, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of Company Intellectual Property.

(b)          The Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Registered Intellectual Property Rights that are included in Company Intellectual Property to any person or entity.

(c)           All material registration, maintenance and renewal fees due and payable in connection with each item of the Registered Intellectual Property Rights have been paid or are set to be paid in the next sixty (60) calendar days and all documents and certificates necessary to maintain such Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To the Seller’s Knowledge, as set forth in Section 2.5(c) of the Disclosure Schedules, the Seller has documented the expected maintenance and renewal fees and the filing deadlines for known office actions. The Seller has timely recorded an assignment of each Registered Intellectual Property Right assigned to Seller or any of its subsidiaries, if any, with the relevant Governmental Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be. All Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance in all material respects with all applicable rules, policies and procedures of any applicable Governmental Authority.

(d)          The Seller has taken steps sufficient to maintain and protect the secrecy, confidentiality, value and Seller’s rights in all Confidential Information and trade secrets of the Seller. The Seller has not received written notice of any misappropriation or unauthorized disclosure of any trade secret or Confidential Information related to the Purchased Assets, or any violation or breach of obligations of confidentiality with respect to such, nor does the Seller have any Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

(e)           To the Seller’s Knowledge (for purposes of this representation, assuming due investigation and inquiry), the Company Intellectual Property does not infringe or misappropriate any Registered Intellectual Property Rights of any Person or entity, violate any right of any Person or entity (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction where the Seller conducts its Business. The Seller has not received written notice from any Person or entity claiming that any Company Intellectual Property infringes or misappropriates any Intellectual Property rights of any Person or entity. Neither the Seller nor any of its subsidiaries incorporates or uses the content or images of any third party in any software or website owned or licensed by the Seller or any of its subsidiaries.

(f)            To the Seller’s Knowledge, no Person is violating, infringing or misappropriating any Company Intellectual Property. The Seller has not made any such claims against any Person with respect to any Company Intellectual Property, and the Seller has not invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Company Intellectual Property.

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(g)          There are no Actions to which the Seller or any of its subsidiaries is a party before any Governmental Authority (including before the U.S. Patent and Trademark Office) anywhere in the world where Seller conducts its Business related to any of the Company Intellectual Property, including any Registered Intellectual Property Rights and, to the Seller’s Knowledge, no such Actions are threatened.

(h)           No Company Intellectual Property is subject to any Action or any outstanding Order that restricts the use, transfer or licensing thereof by the Seller or any of its subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such Company Intellectual Property.

(i)            Neither this Agreement nor the consummation of the transactions contemplated hereby, will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material Company Intellectual Property, (ii) result in (x) the Seller granting to any Person any license, covenant not to sue, immunity or other right with respect to any Company Intellectual Property; or (z) the Seller, any of its subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(j)            The Seller has taken steps to preserve and maintain all the interests and proprietary rights of the Seller in, to and under the Company Intellectual Property.

2.6           Tax Matters.

To the extent relating to the Purchased Assets:

(a)          the Seller has timely filed all Tax Returns that it was required to file prior to the Closing Date. All such Tax Returns (including information provided therewith or with respect to thereto) were true, correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on said Tax Returns) for all taxable periods, or portions thereof, ending on or before the Closing Time have been fully and timely paid and the Seller has made adequate provision on its financial statements for any Taxes that are not yet due and payable. All Taxes that the Seller is or was obligated to withhold from amounts paid to any Person have been fully paid and all Tax Returns relating to such payments have been filed;

(b)          no Tax audit or other proceeding is pending or currently being conducted with respect to the Seller, no issues that had been raised by a Tax Authority with respect to the Seller are pending, the Seller has not received written notification from any Tax Authority that it intends to commence a Tax proceeding with respect to any Tax Return or to assert any deficiency or claim for additional Taxes against the Seller, and all deficiencies for Taxes asserted or assessed against the Seller have been fully and timely paid, settled or properly reflected in the Seller’s financial statements;

(c)          there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Seller for any taxable period and no request for any such waiver or extension is currently pending;

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(d)           the Seller has delivered to the Buyer or made available to the Buyer, true, correct, and complete copies of all federal, state, local and foreign income Tax Returns which have been filed by the Seller for taxable periods ended on or after January 1, 2019, and all ruling requests, private letter rulings, closing agreements, settlement agreements and statements of deficiencies sent or received by the Seller;

(e)           there are no Liens for any Taxes (other than statutory Liens for current Taxes not yet due and payable);

(f)           the Seller has never been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return and has never been a member of any other consolidated, combined, affiliated, or unitary group for any Tax purposes. The Seller does not have any liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, other than third-party commercial agreements not primarily related to Taxes; and

(g)           the Seller has not received any written notice or questionnaire from any jurisdiction with which it does not currently file Tax Returns suggesting that the Seller is obligated to file Tax Returns or pay Taxes in such jurisdiction.

2.7           Litigation and Claims. There is no Action pending or, to the Knowledge of the Seller, threatened, against or affecting the Purchased Assets or the Business, and there is no Action pending or, to the Knowledge of the Seller, threatened, affecting the propriety or validity of, or that challenges or seeks to prevent, enjoin, or otherwise delay the the transactions contemplated hereby or by the Related Documents. The Seller is not subject to or in default under or with respect to any Order.

2.8          Compliance with Laws. To the Seller’s Knowledge, the Seller is in compliance in all material respects with all Laws which are applicable to the Purchased Assets or, to the Knowledge of the Seller, the Business.

2.9          No Finder. Except as set forth in Section 2.9 of the Disclosure Schedules, neither the Seller nor any party acting on its behalf has employed or entered into any Contract with, or otherwise became obligated to pay any fee or commission to, any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or the Related Documents.

2.10        Investment Purpose.

(a)            The Closing Share Consideration is being acquired solely for the Seller’s and/or the Trust’s own account for investment purposes and not with a view to or in connection with any sale or other distribution thereof, within the meaning of the Securities Act.

(b)          All of the Closing Share Consideration acquired by it is to be issued and sold to the Seller without registration and in reliance upon certain exemptions under the Securities Act, and in reliance upon certain exemptions from registration requirements under applicable state securities laws.

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(b)            The Seller will not make any transfer or assignment of any of the Closing Share Consideration except in compliance with the Securities Act, this Agreement, the Escrow Agreement and any other applicable securities laws.

(d)           The Seller prior to any transfer or disposition not registered under the Securities Act of any of the Closing Share Consideration, or any shares received from Buyer on account of such Closing Share Consideration pursuant to a stock dividend, stock split, or similar event, will give written notice to Buyer, expressing the Seller’s intention to effect such transfer or disposition and describing the proposed transfer or disposition. Such notice shall be accompanied by an opinion of counsel for the Seller, reasonably acceptable to Buyer, that the proposed transfer is exempt under Securities Act and applicable state securities laws.

(e)           The Seller is aware that no federal or state agency has made any recommendation or endorsement of the Closing Share Consideration or any finding or determination as to the fairness of the investment in such Closing Share Consideration.

(h)           No offer in respect of the Closing Share Consideration was made to the Seller or the Trust by the Buyer or any person acting on Buyer’s behalf by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

(i)             The Buyer has made available all information concerning Buyer and its businesses, assets, liabilities, and rights which the Seller has requested to obtain. The Seller has received all information it requires in order to make its respective investment decision herein.

(j)             The Seller (i) qualifies as an “accredited investor” as such term is defined in Rule 501 of the regulations issued under the Securities Act, and (ii) has such knowledge and experience in financial and business matters, and particularly the business conducted by Buyer, that it is capable of evaluating the risk of the investment in the Closing Share Consideration contemplated by this Agreement.

2.11       Investment Company Act. Neither the Seller nor the Trust is duly registered with the SEC under the Investment Company Act, as amended, as a non-diversified, closed-end management investment company.

2.12       No Other Representations or Warranties. The Seller acknowledges and agrees that except for the representations and warranties of the Buyer contained in Article III of this Agreement, no express or implied representation or warranty is made by the Buyer with respect to this Agreement or the transactions contemplated by this Agreement or otherwise.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Disclosure Schedule, the Buyer represents and warrants to the Seller as follows as of the Closing Date:

3.1          Organization; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification necessary.

3.2          Authority; Execution and Delivery; Enforceability. The Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Documents, to perform its obligations hereunder and under the Related Documents and to consummate the transactions contemplated hereby and by the Related Documents. All corporate acts and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the Related Documents have been duly and properly taken. Each of this Agreement and the Related Documents has been duly executed and delivered by the Buyer, and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3          Non-Contravention. The execution and delivery by the Buyer of this Agreement and the Related Documents does not, and the consummation by the Buyer of the transactions contemplated hereby and by the Related Documents and compliance by the Buyer with the terms hereof and of the Related Documents, will not:

(a)            constitute a violation or breach of the certificate of incorporation or the by-laws of the Buyer;

(b)           constitute a default under or a violation or breach of, or result in the acceleration of any obligation of the Buyer under, any provision of any contract or other instrument to which the Buyer is a party or by which any of the assets of the Buyer may be affected which has heretofore been filed as an exhibit to the SEC Reports; or

(c)            violate any Order or any Law affecting the Buyer or its assets.

3.4          Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent or approval of any Person, is required to be obtained by or on behalf of the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby and by the Related Documents.

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3.5          SEC Reports and Buyer Financials.

(a)          The Buyer has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Buyer with the SEC under the Securities Act and/or the Exchange Act, as applicable, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, the Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Buyer’s annual reports on Form 10-K for each fiscal year of the Buyer beginning with the first year the Buyer was required to file such a form, (ii) the Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that the Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of the Buyer referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials that have been superseded by definitive materials) filed by the Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002, as amended) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          The financial statements and notes of the Buyer contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)           Except to the extent reflected or reserved against in the Buyer Financials, the Buyer has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Buyer Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Buyer’s formation in the ordinary course of business.

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3.6           Litigation and Claims. There is no Action pending or, to the knowledge of the Buyer, threatened, against or affecting the Buyer or any senior officer or director of the Company arising out of their employment or board relationship with the Buyer or that questions the validity of this Agreement and the Related Documents or the right of the Buyer to enter into them, or to consummate the transactions contemplated by this Agreement and the Related Documents. The Buyer is not subject to or in default under or with respect to any Order.

3.7           No Finder. Except as set forth in Section 3.7 of the Disclosure Schedules, neither the Buyer nor any party acting on its behalf has employed or entered into any Contract with, or otherwise became obligated to pay any fee or commission to, any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or the Related Documents.

3.8           Closing Share Consideration. Upon issuance, the Closing Share Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by applicable securities laws. The Buyer has sufficient authorized but unissued shares or treasury shares of Common Stock and Preferred Shares to meet its obligation to deliver the Closing Share Consideration under this Agreement, including the shares of Common Stock underlying the Preferred Shares and the Warrant

3.9           Valid Issuance of the Common Shares, Preferred Shares and Warrant. The Common Shares, Preferred Shares and Warrant, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Related Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by this Agreement and the Related Documents. Assuming the accuracy of the representations of the Seller in Article II of this Agreement, the Common Shares, Preferred Shares and Warrant will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrant has been duly reserved for issuance, and upon issuance in accordance with the terms of the Buyer’s organizational documents, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Related Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by this Agreement and the Related Documents. Based in part upon the representations of the Buyer in Article III of this Agreement, the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrant will be issued in compliance with all applicable federal and state securities laws.

3.10         No Other Representations or Warranties. The Buyer acknowledges and agrees that except for the representations and warranties of the Seller contained in Article II of this Agreement, no express or implied representation or warranty is made by the Seller to the Buyer with respect to this Agreement or the transactions contemplated by this Agreement or otherwise.

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ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1          Cooperation in Litigation. From and after the Closing Date (until the date that is 18 months from the Closing Date (the “Post-Closing Period”), each party hereto shall provide to the other such cooperation as may reasonably be requested in connection with the defense of any litigation relating to the Purchased Assets, whether existing on the Closing Date or arising thereafter, at their own expense.

4.2           Non-Derogation; Confidentiality and Noncompetition Agreement.

(a)           From and after the Closing Date, the Seller shall not make any comment or act in any manner, which is derogatory or disparaging towards the Buyer, the operation of the Buyer, or any services rendered or products manufactured, sold or distributed by the Buyer or its Affiliates, including, after the Closing, the Purchased Assets. From and after the Closing Date, the Buyer shall not make any comment or act in any manner, which is derogatory or disparaging towards the Seller, the operation of the Seller, or any services rendered or products manufactured, sold or distributed by the Seller, its Affiliates, including, after the Closing, the Excluded Assets.

(b)         As a material inducement for the agreement of the Buyer to enter into this Agreement, and as additional consideration therefor, the Seller hereby agrees that:

(i)          Except as otherwise provided herein or in any Related Document, from and after the Closing for a period of ten (10) years, the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly, engage or participate in, whether as principal, manager, director, officer, shareholder, member, employee, agent, consultant, or otherwise, or become involved in any business in competition with the Business of the Buyer or its Affiliates anywhere in the world (the “Restrictive Activities”); provided, that: (A) passive ownership of ten percent (10%) or less of the voting stock, equity securities or other equity interests or other securities convertible into any company, corporation, partnership or other entity that is public; (B) ownership, management, operation, control, participation in, performance of services for or otherwise carrying on the businesses, substantially in the manner as of immediately prior to the execution and delivery of this Agreement, of Chronicle or any other company that is not in competition with the Business of the Buyer or its Affiliates; (C) existing and future investments in, and representation on the board of directors or managers of Chronicle; and (E) interests in the Buyer pursuant to this Agreement, in each case, shall not be a breach of the Seller’s and its Affiliates’ obligations under this Agreement.

(ii)         Except as otherwise provided herein or in any Related Document, from and after the Closing for a period of ten (10) years, the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly (A) solicit the trade of, call on, trade with, or provide any services to or conduct any other business or transaction with, any present or past (within the year prior to the date hereof) supplier, customer, account, or client of the Seller with respect to the Business as of the Closing Date, or (B) attempt to induce any such person to terminate or diminish their business with the Buyer or any of its Affiliates.

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(c)           Each of the Buyer and the Seller acknowledges and agrees that the covenants and agreements contained in this Section 4.2 have been negotiated in good faith by each of them. Each of the Buyer and the Seller further acknowledges that (i) the goodwill associated with the Purchased Assets prior to the transactions contemplated herein is an integral component of the value of the Purchased Assets to the Buyer and is reflected in the consideration to be received by the Seller pursuant to this Agreement, and (ii) the covenants and agreements contained in this Section 4.2 are necessary to preserve the value of the Purchased Assets for the Buyer following the transactions contemplated herein. The Seller acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 4.2 are reasonable because, among other things: (A) the Buyer and the Seller are engaged in a highly competitive industry, (B) the Seller has unique access to, and will continue to have access to, Confidential Information, including trade secrets and know-how regarding the Purchased Assets, (C) the Seller is receiving significant consideration in connection with the transactions contemplated herein and (D) this Section 4.2 provides no more protection than is necessary to protect the Buyer’s interest in the goodwill of the Purchased Assets, Confidential Information and trade secrets. If any one or more of the provisions contained in this Section 4.2 shall be held to be excessively broad as to scope, territory or period of time, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable Law.

(d)          Except as required by Law, the Seller shall, and shall cause each Seller Group Member to, hold for a period of five (5) years from the Closing Date in confidence all Confidential Information obtained in the course of its ownership of or participation in, the Business concerning the Purchased Assets which is either non-public, confidential or proprietary in nature. For a period of five (5) years from the Closing Date, the Seller shall, and shall cause each Seller Group Member to, keep such Confidential Information confidential and shall not, without the prior written consent of the Buyer, disclose such Confidential Information to any Person. Notwithstanding the foregoing, the Seller may disclose Confidential Information if and only to the extent such disclosure (i) is reasonably necessary (x) for the purpose of the Seller asserting its rights (or a defense) in a dispute among the parties hereto or under any Related Document or (y) in connection with the resolution of a dispute between the Seller and any counterparties to the Excluded Liabilities (provided, that, in the case of disclosure to counterparties to the Excluded Liabilities, the Seller must first provide Buyer with a reasonable, good faith written request prior to such disclosure and receive prior consent of the Buyer, which consent will be reasonably provided subject to such counterparty executing a nondisclosure agreement with respect to the information disclosed to it), (ii) to the extent required by Law, subject to reasonable prior notice to Buyer, cooperation with Buyer (at Buyer’s sole cost) in its attempt to seek a protective order or other relief, and, failing the entry of such a protective order or other relief, the limitation of any such disclosure to such Confidential Information as is, in the opinion of counsel, legally required to be so disclosed, (iii) is obtained by the Seller from a third party who the Seller reasonably believes has no obligation of confidentiality to Buyer with respect to such information, (iv) is generally available to the public at the time of disclosure by Seller, provided that, such entrance into public knowledge is through no breach of this Agreement by the Seller or person(s) acting on the Seller’s behalf, or (v) is required in connection with the preparation of a Tax Return or similar Tax-related filing. Notwithstanding the restrictions in this Section 4.2(c), the Seller may disclose Confidential Information if reasonably related to the charitable activities of the Seller’s members and consistent with the Seller’s past practice. The Seller will use its commercially reasonable efforts to limit any disclosure of the Confidential Information. For the avoidance of doubt, the obligations of the Seller set forth in this Section 4.2(c) will not apply to any Person other than the Seller. Without limiting the generality of the foregoing, the receipt by any Person of information contained in any data room prior to the date of this Agreement and the use and dissemination thereof by any such Person that is not Seller shall not violate this Agreement.

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4.3          Tax Matters.

(a)          The Buyer and the Seller agree to (and shall cause each of their respective Affiliates to) provide each other with such information and assistance as is reasonably necessary for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise. In addition, the Buyer and the Seller shall promptly and no later than five (5) Business Days notify the other in writing upon receipt by such party or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities for which the other party would be required to indemnify such party pursuant to Article V hereof; provided, that Seller or Buyer’s failure to comply with this provision shall not affect such party’s right to indemnification.

(b)         The Seller shall file all Tax Returns required to be filed by it from and after the date of this Agreement through the end of any taxable year that includes the Closing, and shall pay all Taxes with respect to any such taxable year.

(c)          All applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp and other similar Taxes, fees and duties under applicable Law incurred in connection with the transfer of the Purchase Assets shall be borne equally by the Buyer and the Seller. The Seller and the Buyer shall jointly prepare or cause to be prepared and file or cause to be filed in a timely manner, all Tax Returns required to be filed with respect to such Taxes.

(d)           For all Tax purposes, the parties shall report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and all parties shall file their Tax Returns accordingly, unless otherwise required by applicable Law.

(e)          The Seller shall deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a “foreign person.”

4.4          Further Assurances.

(a)          From and after the Closing Date, each party hereto shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the Related Documents and the transactions contemplated hereby and by the Related Documents.

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(b)          Without limitation to Section 1.2, the Seller shall promptly and no later than five (5) Business Days transfer or deliver to Buyer all of the Purchased Assets retained or received by Seller after the Closing Date.

4.5           Registration Statement.

(a)          The Buyer shall use commercially reasonable efforts to file with the SEC a registration statement on Form S-3 (or, if Form S-3 is unavailable, another available form) (the “Registration Statement”) covering the distribution and/or public resale of Common Shares and the shares of Common Stock underlying the Warrant, at the Buyer’s sole cost and expense, and to notify the Seller in writing promptly and no later than five (5) Business Days after such filing. The Buyer will use its commercially reasonably efforts to obtain effectiveness of the Registration Statement within one hundred and eighty (180) calendar days of the Closing Date; provided, that it shall be a condition to the Buyer’s obligation to file the Registration Statement in respect of the Seller or the applicable selling stockholders thereunder, that Seller or such selling stockholders provide the Buyer with the information reasonably requested by the Buyer for inclusion in the Registration Statement.

(b)           In the event that any Preferred Shares remain outstanding nineteen (19) months after the Closing, the Buyer shall use commercially reasonable efforts to file with the SEC a subsequent registration statement on Form S-3 (or, if Form S-3 is unavailable, another available form) (the “Preferred Stock Registration Statement”), covering the sale of the shares of Common Stock underlying the then-outstanding Preferred Shares. The Buyer will use its commercially reasonable efforts to obtain effectiveness of the Preferred Stock Registration Statement within 19 months of the Closing Date; provided, that it shall be a condition to the Buyer’s obligation to file the Preferred Stock Registration Statement in respect of the Seller or the applicable selling stockholders thereunder, that Seller or such selling stockholders provide the Buyer with the information reasonably requested by the Buyer for inclusion in the Preferred Stock Registration Statement. In the event that any Preferred Shares remain outstanding nineteen (19) months after the Closing Date and the Buyer does not successfully register the shares of Common Stock underlying the then-outstanding Preferred Shares within nineteen (19) months of the Closing as required pursuant to this Section 4.5(c), the Buyer will issue to Seller an additional 10% of all of the shares Common Stock underlying the then-outstanding Preferred Shares (on a one Preferred Share into 8.3333 Common Shares basis) to the Seller no later than one week after expiration of such 19-month period (“Make Whole Amount”).

(c)          In addition, if the Buyer does not successfully register all of the shares of Common Stock as required pursuant to Section 4.5(a) and Section 4.5(b), the Buyer will, at its sole cost and expense, and to the extent legally permitted, cooperate fully with the Seller to provide any legal opinions reasonably required by the transfer agent for the removal of the restricted transfer legends from such shares of Common Stock, and, to the extent legally permitted, will direct the transfer agent to remove such transfer restriction legends from certificates representing the shares of Common Stock so that the Seller and/or its designees and distributees can transfer such shares of Common Stock. Seller acknowledges that Buyer is a former “shell company” as contemplated by SEC Rule 144, as amended, and, therefore, the legal opinions required to be provided pursuant to this Section 4.5(c) may contain (and the ability of Seller or its designees or distributes to sell Common Stock under such rule may be subject to) time or other restrictions or limitations in order to ensure compliance with such rule.

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4.6          Publicity. No public release or announcement concerning the transactions contemplated hereby or by the Related Documents shall be issued by any party hereto without the prior consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any U.S. or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.

4.7          [Reserved]

4.8           Dissolution and Liquidation of the Seller.

The Seller shall refrain from liquidating or dissolving, and shall maintain its existence, until the expiration of all survival periods under Section 5.1 hereof, including any extensions thereof due to the making of any claim during any survival peiod; provided, that, in no event shall Seller be required to maintain its existence at any time following the Post-Closing Period.

4.9          Lock-Up Period.

(a)            The Seller hereby agrees and shall cause the Trust to not for one hundred and eighty (180) calendar days after the Closing Date (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Closing Share Consideration to be issued to the Seller and/or the Trust pursuant to this Agreement, together with any securities paid as dividends or distributions with respect to the Closing Share Consideration or into which such securities are exchanged or converted (if any), the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The Seller further agrees to execute such agreements as may be reasonably requested by the Buyer that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)           If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Buyer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 4.9, the Buyer may impose stop-transfer instructions with respect to the Restricted Securities of the Seller until the end of the Lock-Up Period.

(c)            During the Lock-Up Period, each certificate or book-entry evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

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“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, NOR WILL AN ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER OF THE SHARES BY THE ISSUER UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO THE SHARES ANDTHE TRANSFER SHALL THEN BE IN EFFECT, OR (II) IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, THE SHARES ARE TRANSFERRED IN A TRANSACTION WHICH IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN (A) AN ASSET PURCHASE AGREEMENT, DATED AS OF MAY 30, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES, KAIVAL LABS, INC. AND GOFIRE, INC., AS AMENDED, AND (B) A TRUST AGREEMENT, BY AND AMONG TRUIST BANK, GOFIRE, AND GEORGE GLACKIN, AS AMENDED”

(d)           For the avoidance of any doubt, the Seller shall retain all of its rights as a stockholder of Buyer during the Lock-Up Period, including the right to vote any Restricted Securities.

(e)            Following the Lock-Up Period, upon the Common Shares and the Warrant being registered pursuant to Section 4.5(a), subject to applicable securities regulations, the Seller shall be free to, at the option of the Seller, transfer the Common Shares to the Seller’s then-current shareholders in accordance such shareholders’ respective ownership interests in the Seller or sell the Common Shares in the Trading Market on behalf of such shareholders and distribute the sale proceeds as a dividend thereto, and exercise the Warrant to acquire the Common Stock subject to the terms of the Warrant Agreement and after such exercise transfer or sell the Common Stock in the manner previously described herein.

(f)            In addition, following the Lock-Up Period, upon the shares of Common Stock underlying the Preferred Shares being registered pursuant to Section 4.5(b), subject to applicable securities regulations and the terms of the Certificate of Designations, the Seller or the Trust, as the case may be, shall be free to convert the Preferred Shares into Common Stock and (i) sell them in the Trading Market or (ii) transfer the Common Shares to the Seller’s then-current shareholders or the beneficiaries of the Trust in accordance with the terms of the Trust Agreement, as the case may be, in accordance with such shareholders’ respective ownership interests in the Seller.

(g)           The transfer of unregistered Common Shares or shares of Common Stock underlying the Preferred Shares and the Warrant at any time after the Lock-Up Period shall be subject to the provisions of Section 4.5(c) and the terms of the Certificate of Designation and the Warrant Agreement, respectively.

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4.10        Contingent Cash Payment.

(a)           As part of the consideration set forth herein, sufficiency of which are hereby acknowledged, from and after the Closing Date and until January 1, 2027 (“CCP Period”), any cannabis-specific royalties that are generated by Kaival Labs, Inc. from or due to the Purchased Assets will be subject to a contingent cash payment (“CCP”), pursuant to which the Buyer shall pay to the Seller certain amounts as described below. For the avoidance of doubt, the CCP is specific to cannabis, hemp or cannabinoid royalties, and any other royalties generated by the Purchased Assets will not apply. Prior to the earlier of: (i) Buyer achieving less than or equal to $15,000,000 in aggregate gross cannabis-specific royalties from any Kaival Labs licensing agreements, and (ii) January 1, 2027, Buyer shall pay to the Seller a CCP equal to 50% of the aggregate gross cannabis-specific royalties generated by the Purchased Assets. After the earlier of: (i) Buyer achieving greater than $15,000,000 in aggregate gross cannabis-specific royalties, and (ii) January 1, 2027, the Buyer shall pay to the Seller a CCP equal to 10% of the aggregate gross cannabis-specific royalties generated by the Purchased Assets until January 1, 2027. By way of example only, if aggregate cannabis-specific royalties from or due to the Purchased Assets of $10,000,000 are achieved by the Buyer prior to January 1, 2027, the Buyer shall pay to the Seller a 50% CCP of such cannabis-specific royalties. If aggregate gross cannabis-specific royalties of $30,000,000 are achieved by the Buyer prior to January 1, 2027, the Buyer shall pay to the Seller a 50% CCP of the first $15,000,000 and a 10% CCP of the next $15,000,000, until January 1, 2027.

(b)           Within five (5) Business Days after each quarterly and annual tax filing date, the Buyer shall prepare and deliver a statement (an “CCP Statement”), setting forth the Buyer’s good faith calculation of the CCP for the applicable tax filing period, together with reasonable supporting detail and documentation. The Seller shall have inspection rights. If the Seller has accepted the CCP Statement in writing or has not given written notice to the Buyer setting forth any objection of the Seller to such CCP Statement (a “CCP Objections”) prior to the expiration of a ten (10) Business Day period from receipt of a CCP Statement (the “CCP Review Period”), then such CCP Statement shall be final and binding upon the parties, and shall be deemed the final CCP Statement.

(c)            In the event that the Seller delivers a CCP Objections during the applicable CCP Review Period, the Buyer and the Seller shall negotiate in good faith to resolve any such objection within ten (10) Business Days following the receipt by the Buyer of the CCP Objections (the “CCP Consultation Period”). If the Seller and the Buyer are unable to reach an agreement as to any such objection(s) within the CCP Consultation Period, then either party may submit such matter to an accounting firm that is not the independent auditor of either the Buyer or the Seller and that is reasonably acceptable to the Buyer and the Seller (the “CCP Settlement Accountant”) for resolution of the remaining disputed matters. The CCP Settlement Accountant shall act as an expert and not as an arbitrator. The CCP Settlement Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement (e.g., not on the basis of an independent review). The resolution of the dispute by the CCP Settlement Accountant shall be final, binding and non-appealable on the parties hereto. The parties shall bear their own costs in the process.

(d)           During the CCP Period, (i) the Buyer shall not, and shall cause its Affiliates not to, take any action with the primary purpose of reducing or delaying the CCP for the applicable quarterly or annual tax filing period or otherwise act in bad faith to frustrate the ability to achieve the amount of the CCP, and (ii) the Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts acting in good faith, to comply in all material respects with and enforce the terms of the Kaival Labs licensing agreements from which the cannabis-specific royalties are generated.

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4.11         Nasdaq Listing. For a period of two (2) years following the Closing Date, and except in connection with a change of control transaction involving the Buyer, the Buyer shall use commercially reasonable efforts to continue to have its Common Stock listed on Nasdaq or another U.S. national securities exchange.

4.12        Conditions to a Trust Transfer. The consummation of the Trust Transfer described herein shall be subject to the satisfaction or written waiver by the Buyer of the following conditions:

(a)           any Trust Transfer shall be undertaken pursuant to a valid exemption from registration under, and would not otherwise violate, applicable federal securities laws, rules and regulations;

(b)          the Buyer shall have received a written legal opinion of counsel to the Seller addressed to the Buyer, in form reasonably satisfactory to the Buyer, as to certain matters including, but not limited to: (i) those described in Section 4.12(a) herein, (ii) formation of the Trust, (iii) authority, execution and delivery of the Trust Agreement with respect to the Seller, (iv) enforceability of the Trust Agreement as against the Seller, (v) non-contravention of the Trust Agreement of Law, Order or Contract of the Seller, and (vi) absence of any requirement that the Trust be required to register as an investment company under the Investment Company Act of 1940;

(c)           the Trust shall execute a written agreement with the Buyer that the Trust shall be subject to the provisions of Section 4.9 hereof; and

(d)           the Buyer shall, prior to the execution thereof, be provided a copy of the Trust Agreement and a five (5) Business Day opportunity to review and comment on the same. Included in the provisions of the Trust Agreement shall be that the Seller, and not the Trustee, shall retain voting and dispositive and other actionable power of the Closing Share Consideration during the Lock-Up Period.

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ARTICLE V.

INDEMNIFICATION

5.1          Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties and covenants of the Seller in this Agreement shall survive the Closing for twelve (12) months from the Closing Date, except for (a) the Fundamental Representations and Section 2.5 hereof, which shall terminate eighteen (18) months from the Closing Date, and (b) the representations and warranties contained in Section 2.6, which shall survive for the applicable statute of limitations, and (ii) all covenants and agreements that by their nature are to be satisfied, performed and/or fulfilled from and after the Closing shall survive until twenty (20) calendar days after the last day that each such covenant or agreement is to be so satisfied, performed and/or fulfilled. Notwithstanding the foregoing, if a good faith notice of any matter setting forth in reasonable detail a claim for a breach of any representation, warranty or covenant is given by the Buyer to the Seller, or by the Seller to the Buyer, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation, warranty or covenant that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is finally resolved.

5.2           Indemnification by the Seller. The Seller agrees to and shall indemnify, defend and hold harmless any Buyer Group Member from and against any and all Damages incurred by such Buyer Group Member arising out of or caused by:

(a)           any actual (and not merely alleged) failure by the Seller to perform any covenants or other obligations of the Seller contained in this Agreement;

(b)           any actual (and not merely alleged) breach of any representation or warranty of the Seller contained in this Agreement;

(c)          any Excluded Asset or Excluded Liability; and

(d)           without duplication, any Tax liability of the Seller, or Tax liability (including, without limitation, any audit of or any proposed adjustment to any Tax liability) of or with respect to the Purchased Assets to the extent it relates to a period prior to the Closing.

5.3           Indemnification by the Buyer. The Buyer agrees to and shall indemnify, defend and hold harmless any Seller Group Member from and against any and all Damages incurred by any Seller Group Member arising out of or caused by:

(a)           any actual (and not merely alleged) failure by the Buyer to perform any covenants or other obligations of the Buyer contained in this Agreement; and

(b)         any actual (and not merely alleged) breach of any representation or warranty of the Buyer contained in this Agreement.

5.4           Limitations on Indemnification.

(a)          Notwithstanding any other provision in this Agreement to the contrary, the Seller shall have no liability under Section 5.2 (including without limitation pursuant to third party Actions) unless the aggregate of all Damages relating thereto for which the Seller would be liable, but for this Section 5.4(a), exceeds on a cumulative basis the sum of $73,190 (the “Deductible”), in which case, subject to the other limitations in this Section 5.4, the Seller shall be liable only for all such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to any breach of any Fundamental Representation or a breach of Section 5.2(d). Any claims for indemnification under Section 5.32 (including without limitation pursuant to third party Actions) shall be limited solely to $1,463,800. Notwithstanding the foregoing, the limitations set forth in this Section 5.4(a) shall not apply to any Damages which any Buyer Group Member actually suffers as a result of any claim based on actual fraud or intentional misrepresentation of the Seller.

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(b)          Notwithstanding any other provision in this Agreement to the contrary, the Buyer shall have no liability under Section 5.3(b) (including without limitation pursuant to third party Actions) unless the aggregate of all Damages relating thereto for which the Buyer would be liable, but for this Section 5.4(b), exceeds on a cumulative basis the Deductible; provided, however, that the Deductible shall not apply to any breach of any Fundamental Representation. Any claims for indemnification under Section 5.3 (including without limitation pursuant to third party Actions) shall be limited solely to $1,463,800. Notwithstanding the foregoing, the limitations set forth in this Section 5.4(b) shall not apply to any Damages which any Seller Group Member actually suffers as a result of any claim based on actual fraud or intentional misrepresentation of the Buyer.

(c)         Solely for purposes of calculating the amount of any Damages, and not for any purpose of determining any breach, in connection with any inaccuracy of a representation or warranty made by the Seller in this Agreement for which a Buyer Group Member is entitled to indemnification pursuant to this Article V or by the Buyer in this Agreement for which a Seller Group Member is entitled to indemnification pursuant to this Article V, any references in any such representation or warranty to “material,” “materiality,” or similar qualifier will be disregarded.

(d)          The parties acknowledge and agree that after the Closing, the indemnification provisions contained in this Article V shall be the sole and exclusive remedy for Damages arising out of or caused by the breach of any of the representations, warranties, covenants or agreements of the parties contained in this Agreement or otherwise in connection with the transactions pursuant to this Agreement, except (i) with respect to claims arising out of actual fraud or intentional misrepresentation, or (ii) any Buyer Group Member’s or Seller Group Member’s right, as applicable, to seek specific performance or other injunctive or equitable relief.

5.5         Tax Treatment of Indemnity Payments. It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the Closing Share Consideration for all federal, state, local and foreign Tax purposes, and the parties hereto agree to file their Tax Returns accordingly unless otherwise required by applicable Law.

5.6           Notice of Claims. Any party hereto seeking indemnification hereunder (the “Indemnitee”) shall prior to the expiration of the applicable survival period in Section 5.1 hereof give to the intended indemnifying party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. Any Claim Notice shall be given by the Indemnitee to the Indemnitor promptly (but in any event, within thirty (30) calendar days) after such Indemnitee becomes aware of the claim; provided, however, that the Indemnitee shall not be foreclosed from seeking indemnification pursuant to this Article V by any failure to provide timely notice of the existence of an Action to the Indemnitor, except and only to the extent that the Indemnitor has been materially damaged or prejudiced as a result of such delay.

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5.7         Third Party Claims. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have thirty (30) calendar days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right to conduct and control such Action (without prejudice to the Indemnitee’s right to seek indemnification pursuant to this Article V); provided, that the Indemnitee shall permit the Indemnitor to participate in the conduct of such Action through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor gives the foregoing notice, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld, conditioned and/or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement, and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. Notwithstanding anything to the contrary contained in this Section 5.7, if with respect to a third party Action, (A) such third party Action seeks equitable relief that would adversely affect the ongoing business of an Indemnitee if such third party Action is decided against an Indemnitee, (B) the Indemnitor does not provide an Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against the third party Action and fulfill its indemnification obligations hereunder, (C) such third party Action relates to or otherwise arises in connection with any criminal or regulatory enforcement Action, (D) the Indemnitor does not actively and diligently conduct the defense of the third party Action, or (E) an Indemnitee has been advised by counsel that (x) there are one or more legal or equitable defenses available to it with a reasonable prospect of success which are not available to the Indemnitor or (y) there exists a reasonable likelihood of a conflict of interest between the Indemnitee and the Indemnitor, then, in any such case, the Indemnitee shall be entitled to assume control of the defense of such third party Action and may defend against the matter in any manner that it reasonably may deem appropriate. To the extent that the Indemnitee is entitled to and does assume the defense of such third party claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned and/or delayed) before entering into any settlement of a claim or ceasing to defend such claim. If the Indemnitee assumes the defense of any such Action as contemplated herein, the Indemnitee shall select one counsel reasonably acceptable to the Indemnitor (such consent not to be unreasonably withheld, delayed or conditioned) to conduct the defense of such claim or legal proceeding.

5.8            Other Limitations.

(a)           In addition to any obligations under applicable Law, the parties hereto shall use all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which would reasonably be expected to give rise to Damages that are or may be indemnifiable by each of them hereunder.

(b)          The Buyer Group Members shall not be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent that any Buyer Group Member had already recovered such Damages with respect to such matter pursuant to any other provision of this Agreement.

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5.9          Determination of Damages.

(a)          In the event that an insurance recovery or a recovery under any other third-party agreement is received by an Indemnitee with respect to any Damages for which any Indemnitee has been indemnified by an Indemnitor hereunder, then a refund equal to the aggregate amount of the recovery (net of the reasonable out of pocket costs of recovery) shall be made promptly and no later than five (5) Business Day thereafter by the Indemnitee to the Indemnitor. Each party will have a duty to mitigate its Damages with respect to each indemnifiable item. Payments by an Indemnitor in respect of any loss shall be limited to the amount of such loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or any other payment or reimbursement actually received by the Indemnitee in respect of any such matter or claim (collectively, the “Insurance Proceeds”). Any Damages incurred by any Indemnitee with respect to any matter shall be calculated net of any Insurance Proceeds. If any Insurance Proceeds are received by any Indemnitee after an Indemnitor has made a payment to such Indemnitee, any such Indemnitee shall promptly and no later than five (5) Business Day thereafter remit such Insurance Proceeds (in an amount not to exceed the amount of such indemnity payment) to the applicable Indemnitor.

5.10         Payments of Damages.

(a)          Once Damages are agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article V, the Indemnitor shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnitor not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnitor or final, non-appealable adjudication to and including the date such payment has been made at a rate equal to seven percent (7%) per annum. Such interest shall be calculated on a simple interest basis using the actual number of calendar days elapsed in over the actual number of calendar days of the year.

(b)          Any Damages payable to a Buyer Indemnitee pursuant to this Section 5.10 shall be satisfied: (i) from the Escrow Amount; and (ii) to the extent the Damages exceed the amounts available to the Buyer Group Member in the Escrow Amount, from the Seller. Any Damages payable to a Seller Indemnitee pursuant to this Section 5.10 shall be satisfied from the Buyer.

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ARTICLE VI.

MISCELLANEOUS

6.1          Expenses of the Transaction. The Buyer agrees to pay all of its fees and expenses in connection with this Agreement and the Related Documents and the transactions contemplated hereby and by the Related Documents, including, without limitation, legal and accounting fees and expenses. The Seller agrees to pay all of its fees and expenses in connection with this Agreement and the Related Documents and the transactions contemplated hereby and by the Related Documents, including, without limitation, legal and accounting fees and expenses. Notwithstanding the foregoing, each of Buyer and Seller agree to pay 50% of all fees and expenses in connection with the Escrow Agreement.

6.2           Notices. All notices or other communications required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier providing evidence of delivery or by registered or certified mail, postage prepaid, return receipt requested, at the following addresses or sent by email, with confirmation received, to the email address specified below:

If to the Buyer to:

Kaival Brands Innovations Group, Inc.

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

Attn: Eric Mosser, President

Email: eric@kaivalbrands.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Lawrence A. Rosenbloom, Esq.

Telephone No.: (212) 370-1300

Email: lrosenbloom@egsllp.com

If to the Seller to:

GoFire, Inc.

8850 W. 38th Avenue, Unit A

Wheat Ridge, Colorado 80033

Attention: Peter Calfee, CEO
Telephone No.: (802) 779-2605

Email: peter@gofire.com

with a copy to:

Gunster, Yoakley & Stewart, P.A.

777 South Flagler Drive, Suite 500 East

West Palm Beach, FL 33401

Attention: Michael Mitrione, Esq.
Telephone No.: 561-650-0553

Email: MMitrione@gunster.com

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or to such other address as such party may indicate by a notice delivered to the other parties hereto. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the date of delivery as indicated by the evidence of delivery furnished by the courier when sent, (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted, and (d) in the case of email, on the date of delivery (if receipt is confirmed).

6.3          Amendment and Waiver.

(a)           Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by the Buyer and the Seller or, in the case of a waiver, by the party granting the waiver (or such party’s attorney-in-fact) and (ii) only in the specific instance and for the specific purpose for which made or given.

(b)          No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are, subject to Section 5.4(d), cumulative and are not exclusive of any remedies that may be available to any party at Law, in equity or otherwise.

6.4          Entire Agreement. This Agreement together with the Schedules, Appendices and Exhibits hereto, the Confidentiality Agreement and the Related Documents, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

6.5           Severability. If any provision of this Agreement or the application of any provision hereof to any Person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

6.6         Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement shall not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other party hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, each of the parties hereto agrees that, without posting a bond or other undertaking, the parties hereto shall be entitled to seek specific performance of this Agreement and an injunction restraining any such party from such breach or threatened breach. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

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6.7           Assignment. No party hereto may assign any of its rights under this Agreement without the prior written consent of the other parties hereto; provided, however, the foregoing limitation shall not bar or prevent the Seller from transferring to any Person any of the Common Shares or the shares of Common Stock underlying the Preferred Shares or the Warrant once same are registered pursuant to Section 4.5(a) and/or Section 4.5(b) or transferable pursuant to Section 4.5(c); provided, further that the Buyer may, without the consent of the Seller, assign any or all of its rights or obligations hereunder to Kaival Labs (although no such assignment shall relieve the Buyer of any of its obligations to the Seller). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

6.8          Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the Laws of any jurisdiction other than the State of Delaware.

(b)         Each party to this Agreement, by its execution hereof (i) irrevocably submits to the exclusive jurisdiction of any state or federal court located in the state of Delaware (or in any appellate court therefrom), for the purposes of any Action arising out of this Agreement or the transactions contemplated hereby, (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, any party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.9        Headings; References. The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this Agreement (including in any Exhibit, Appendix or Schedule hereto) to a “Section,” “Article,” “Schedule” or “Exhibit” shall mean a Section, Article, Schedule or Exhibit of or to this Agreement unless expressly stated otherwise.

6.10         Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, AND SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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6.11         Interpretation. In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa and (c) the words “include”, “includes” or “including” are deemed to be followed by the words “without limitation”. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes.

6.12        Schedules. Any item that is disclosed in any section of the Seller Disclosure Schedule or the Buyer Disclousre Schedule with sufficient specificity so that it is apparent on the face of such Schedule that such disclosure is also applicable to one or more other sections of such Schedule shall also be deemed disclosed for purposes of such other parts of such Schedule to which such disclosure is applicable. Terms used in any Schedule to this Agreement and not otherwise defined in such Schedule shall have the meaning ascribed to such term in this Agreement.

6.13        Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

6.14        Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement

6.15        Third Parties. Except as expressly provided herein or as otherwise agreed by the parties hereto, the provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

6.16       Counterparts. This Agreement and the Related Documents to be delivered in connection herewith may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts taken together will constitute one and the same agreement. Facsimile and other electronic signatures shall constitute original signatures for all purposes of this Agreement and the Related Documents, and delivery of such signatures by electronic means shall constitute valid delivery thereof.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first written above by their respective officers thereunto duly authorized.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Eric Mosser
	Name:	Eric Mosser
	Title:	President

GOFIRE, INC.

By:	/s/ Peter Calfee
	Name:	Peter Calfee
	Title:	Chief Executive Officer

KAIVAL LABS, INC.

By:	/s/ Eric Mosser
	Name:	Eric Mosser
	Title:	President

APPENDIX A

DEFINITIONS

Definitions. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:

“Action” shall mean any suit, arbitration, action, cause of action, claim, proceeding, audit, assessment, complaint, charge, prosecution, governmental or other administrative proceeding, whether civil or criminal and whether at law or at equity, before or by any Governmental Authority, or before any arbitrator or other tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise, and “control” shall be presumed if any Person owns 50% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Agreement” has the meaning ascribed to such term in the Preamble hereto.

“Allocation Schedule” has the meaning ascribed to such term in Section 1.5.

“Bill of Sale” shall mean the bill of sale between the Buyer and the Seller, annexed hereto as Exhibit A.

“Books and Records” has the meaning ascribed to such term in Section 1.2(ii).

“Business” has the meaning ascribed to such term in the Recitals hereto.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in Wheat Ridge, Colorado or Grant-Valkaria, Florida.

“Buyer” has the meaning ascribed to such term in the Preamble hereto.

“Buyer Disclosure Schedule” shall mean that certain schedule attached hereto, qualifying the representations and warranties contained in Article III.

“Buyer Financials” has the meaning ascribed to such term in Section 3.5(a).

“Buyer Group Member” shall mean each of the Buyer and its Affiliates and each of their respective present and former directors, officers, employees, agents, successors and assigns.

“CCP” has the meaning ascribed to such term in Section 4.10(a).

“CCP Objections” has the meaning ascribed to such term in Section 4.10(b).

“CCP Consultation Period” has the meaning ascribed to such term in Section 4.10(b).

A-1

“CCP Period” has the meaning ascribed to such term in Section 4.10(a).

“CCP Review Period” has the meaning ascribed to such term in Section 4.10(b).

“CCP Settlement Accountant” has the meaning ascribed to such term in Section 4.10(b).

“CCP Statement” has the meaning ascribed to such term in Section 4.10(b).

“Certificate of Designation” has the meaning ascribed to such term in Section 1.4(a).

“Charter Amendment” shall have the meaning ascribed to such term in Section 1.1(b)(x).

“Chronicle” shall mean Chronicle Intelligence LLC, an Affiliate of the Seller.

“Claim Notice” has the meaning ascribed to such term in Section 5.6.

“Closing” has the meaning ascribed to such term in Section 1.1(a).

“Closing Date” has the meaning ascribed to such term in Section 1.1(a).

“Closing Share Consideration” has the meaning ascribed to such term in Section 1.4.

“Closing Time” has the meaning ascribed to such term in Section 1.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder and published.

“Common Shares” has the meaning ascribed to such term in Section 1.4(a).

“Common Stock” has the meaning ascribed to such term in Section 1.4(a).

“Company Intellectual Property” shall mean the Intellectual Property set forth in Schedule 1.1 of the Disclosure Schedule owned by the Seller, licensed by the Seller from third parties or which the Seller is otherwise authorized by third parties to use and which is used in connection with the Purchased Assets, which shall include the rights to the GoFire mobile app.

“Confidential Information” shall mean, with respect to the Purchased Assets, the trade secrets, confidential or proprietary information, knowledge, know-how, including, without limitation, its licensees (past and present), research and development information and materials, inventions, methods, strategies, techniques, processes, plans, product designs, material designs, fabric designs, procedures, contracts, sales information, financial information and budgets.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement between the Buyer and the Seller dated February 23, 2023, as supplemented by that certain letter of intent dated May 4, 2023, between the Buyer and the Seller.

“Contracts” shall mean, with respect to the Purchased Assets, all leases, licenses, contracts, purchase orders, agreements, promissory notes, guarantees, arrangements, commitments and understandings of any kind, whether written or oral, to which the Seller is a party or by which the Seller or the Purchased Assets of the Seller may be bound, and all rights arising under any of them.

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“Damages” shall mean actual out-of-pocket losses, claims, obligations, Liabilities, settlement payments, awards, Actions, judgments, fines, penalties, audits, investigations, assessments, damages, deficiencies, Taxes, and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs; provided, that “Damages” shall not include any punitive, incidental, consequential (except to the extent such consequential damages are (x) the natural, probable and reasonably foreseeable result of the event giving rise to such damage and not based on any special circumstances of such Indemnitee), special, indirect or exemplary damages, including any lost profits, loss of future revenue or income, loss of business reputation or opportunity, diminution of value, or any damages based on any type of multiple, except to the extent actually payable, in connection with a Third-Party Claim, to a third party that is not an Affiliate of an Indemnitee.

“Deductible” shall have the meaning ascribed to such term in Section 5.4(a).

“Employee Plans” shall mean each employee benefit plan (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA) and each other benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, directors, consultants or independent contractors of the Seller) sponsored, maintained or contributed to by the Seller, or with respect to which the Seller could have any liability, including, without limitation, plans, programs, contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, welfare plan, unemployment, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, employee severance and change-of-control agreement, contracts or arrangements, and plans, programs, contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Seller.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.

“Escrow Account” shall have the meaning set forth in Section 1.4(b).

“Escrow Agent” shall mean VStock Transfer, LLC, and its successor and assign.

“Escrow Agreement” shall mean that certain escrow agreement, dated on or about the date hereof, in the form attached hereto as Exhibit D, by and among the Escrow Agent, the Seller and the Buyer relating to the Escrow Amount.

“Escrow Amount” shall mean 200,000 Common Shares and 90,000 Preferred Shares.

“Escrow Release Circumstance” shall have the meaning ascribed to such term in Section 1.4(b).

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“Escrow Share Consideration Value” shall have the meaning ascribed to such term in Section 1.4(b).

“Escrow Shares” shall have the meaning ascribed to such term in Section 1.4(b).

“Excluded Assets” shall have the meaning ascribed to such term in Section 1.2(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall have the meaning ascribed to such term in Section 1.3(b).

“Fundamental Representations” shall mean, collectively, the representations and warranties in Section 2.1, Section 2.2, Section 2.4, Section 2.9, Section 3.1, Section 3.2, Section 3.7, and Section 3.9.

“GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time, as consistently applied by the Seller.

“Governmental Authority” shall mean any (i) federal, state, local, provincial, municipal, foreign, or other government, (ii) governmental or quasi-governmental authority of any nature or (iii) other body exercising any statutory, administrative, judicial, arbitrative, legislative, police, regulatory, or taxing authority or power.

“Indemnitee” has the meaning ascribed to such term in Section 5.6.

“Indemnitor” has the meaning ascribed to such term in Section 5.6.

“Insurance Proceeds” has the meaning ascribed to such term in Section 5.9.

“Intellectual Property” shall mean (i) all trademarks, service marks, trade dress, logos, trade names, domain names, websites, social media handle, brand names and corporate names and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) all protectable subject matter under U.S. copyright law, including, but not limited to, software, artwork, photographs and advertising and promotional materials, and all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including software, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, fabrications, patterns, customer and supplier lists, pricing and cost information) and all rights of privacy, publicity, and rights of attribution and integrity, (v) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or violation of any of the foregoing, in each case, to the extent protectable by applicable Law, (vi) all other proprietary rights in the foregoing, and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium, including historical and retrospective data, materials and objects).

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“Kaival Labs” has the meaning ascribed to such term in the Preamble hereto.

“Key Employees” has the meaning ascribed to such term in the Recitals hereto.

“Knowledge” shall mean, with respect to the Seller, the actual knowledge of a particular fact or other matter by any of Peter Calfee or John Woodbine and, with respect to the Buyer, the actual knowledge of a particular fact or other matter by any of Eric Mosser or Nirajkumar Patel.

“Law” shall mean any constitution, law, administrative act, treaty, compact, directive, ordinance, principal of common law, permit, authorization, variance, regulation, rule, code or statute of any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of any kind or nature, including those arising under common law, statue (or other Law), contract or otherwise, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Liens” shall mean all mortgages, pledges, liens, security interests, conditional sale agreements or similar restrictions.

“Lock-Up Period” has the meaning ascribed to such term in Section 4.9.

“Make Whole Amount” has the meaning ascribed to such term in Section 4.9.

“Non-Competition Agreements” has the meaning ascribed to such term in the Recitals hereto.

“Order” shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Per Share Value” shall have the meaning ascribed to such term in Section 1.4(b).

“Permitted Liens” shall mean Liens (i) for any current taxes or assessments not yet due and payable, and (ii) of carriers, warehousemen, mechanics, laborers or materialmen created by statute and incurred in the ordinary course of business.

“Person” shall mean individual, corporation, partnership, association, joint venture, trust, Governmental Authority, unincorporated organization, limited liability company or other legal entity.

“Post-Closing Period” shall have the meaning ascribed to such term in Section 4.1.

“Preferred Shares” has the meaning ascribed to such term in Section 1.4(a).

“Preferred Stock Registration Statement” has the meaning ascribed to such term in Section 4.4(b).

“Prohibited Transfer” has the meaning ascribed to such term in Section 4.9.

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“Public Certifications” has the meaning ascribed to such term in Section 3.5(a).

“Purchased Assets” has the meaning ascribed to such term in Section 1.2(a).

“Registration Statement” has the meaning ascribed to such term in Section 4.4(b).

“Registered Intellectual Property Rights” shall mean, with respect to the Seller, all U.S., international and foreign: (i) registered Patents, (ii) registered trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks, (iii) copyright registrations and applications to register copyrights and (iv) any other rights in Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

“Related Documents” shall mean those agreements and documents entered into or delivered between the Buyer and the Seller related to, ancillary to, or in connection with this Agreement.

“Representatives” shall mean, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Securities” has the meaning ascribed to such term in Section 4.9.

“SEC” shall mean the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning ascribed to such term in Section 3.5(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Group Member” shall mean each of the Seller and its Affiliates and their respective present and former directors, officers, employees, agents, successors and assigns.

“Seller” has the meaning ascribed to such term in the Preamble hereto.

“Seller Disclosure Schedule” shall mean that certain schedule attached hereto, qualifying the representations and warranties contained in Article II.

“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies, impositions, liabilities or other similar amounts in the nature of a tax, including, but not limited to, income (whether net or gross), excise, property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, abandoned property, escheat, use, value added, capital, gross receipts, franchise, license, severance, stamp, premium, windfall profits, environmental, capital stock, profits, withholding, disability, real property, personal property, registration, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, deficiency assessments, fees, interest, penalties, additions to tax or other assessments, and any transferee, successor or similar liability in respect of any items described in the foregoing.

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“Tax Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” shall mean all returns, reports, declarations, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Trading Day” shall mean any day on which the Trading Market is open for trading of the Common Stock listed on the Trading Market.

“Trading Market” shall mean the principal trading market on which the Common Stock is listed or quoted from time to time.

“Trust” has the meaning ascribed to such term in the Recitals hereto.

“Trust Agreement” shall mean that certain trust agreement to be entered into after the Closing between the Seller as grantor and the trustees (each a “Trustee”) designated thereunder.

“Trust Transfer” has the meaning ascribed to such term in the Recitals hereto.

“U.S.” shall mean the United States of America.

“Warrant” has the meaning ascribed to such term in Section 1.4(a).

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